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                                                                    EXHIBIT 10.1


                        SEPARATION AND RELEASE AGREEMENT

     THIS SEPARATION AND RELEASE AGREEMENT ("Agreement") is made as of October 11, 2000, by and between Ameritrade Holding Corporation, and its subsidiaries, affiliates, successors and assigns (collectively, the "Company") and Thomas K. Lewis, his heirs, representatives, affiliates, successors and assigns (collectively, "Employee").

     WHEREAS, Employee was hired by the Company effective February 15, 1999 and has held most recently the title of Chief Executive Officer; and

     WHEREAS, Employee's last day of work with the Company was August 7, 2000 (the "Termination Date");

     WHEREAS, the parties have reached a full and final resolution of all matters arising from, or related to, Employee's employment with the Company; and

     WHEREAS, as a condition precedent to the Company performing its obligations as provided for herein, Employee has agreed that he will execute and comply fully with the terms of this Agreement;

     NOW, THEREFORE, in consideration of the covenants undertaken in this Agreement, including the release contained herein, the parties agree as follows:

     1. In full and complete satisfaction of Employee's claims for salary, vacation, bonus, stock options, severance, incentive pay, sick pay, holiday, out-placement services and other compensation of any kind, and as consideration for the promises contained in this Agreement, including but not limited to the release set forth in Paragraph 6 herein, the Company agrees to provide Employee with the following payments and benefits, some or all of which he would not otherwise be entitled:

        a. The Company shall pay Employee a lump sum of $675,000 (from which all applicable federal, state and local taxes shall be withheld), such amount to be payable ten (10) days after the Company receives the original Agreement executed by Employee;

        b. The Company shall pay Employee a lump sum of $28,558 (from which all applicable federal, state and local taxes shall be withheld), representing Employee's accrued, but unused, paid time off, such amount to be payable ten (10) days after the Company receives the original Agreement executed by Employee;

        c. The Company shall pay Employee a lump sum of $160,000 (from which all applicable federal, state and local taxes shall be withheld), representing incentive compensation for Employee for fiscal year 2000, such amount to be payable ten (10) days after the Company receives the original Agreement executed by Employee;






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        d.   Should Employee so elect, the Company shall pay the full premiums for Employee's medical benefits coverage for as long as Employee continues to receive COBRA coverage up to a maximum of 18 months from the Termination Date;

        e. The Company shall pay to the law firm of Kramon & Graham, P.A. a lump sum of $10,000, as a contribution toward Employee's legal costs in connection with this Agreement, such amount to be payable ten (10) days after the Company receives the original Agreement executed by Employee and with respect to which the Company shall issue Forms 1099;

        f. The Company shall pay reasonable and customary expenses associated with moving the Employee's household furnishings, personal belongings, motorcycle and motor vehicle from Omaha, Nebraska to Baltimore, Maryland;

        g. The Company shall retain the Company apartment in Omaha, Nebraska through September 30, 2000, and will make the necessary arrangements to disconnect all utilities in the Company-provided apartment; and

        h. The Company will permit Employee to retain the Sony laptop computer and related peripherals (e.g. monitor, keyboard, scanner, palm cradle, cabling installed software, etc.) issued to him by the Company, provided, however, that he permits the Company to download or copy all Company related materials stored on the computer.

     2. In consideration of the payments and benefits to Employee in Paragraph 1 herein, and Employee's execution of this Agreement, and as an express condition of this Agreement, Employee hereby represents and warrants that through the date on which this Agreement is executed by the parties, he has not assigned or transferred, and he will not after such date assign or transfer, (a) any claims against the Company, (b) any rights that he may have had to assert compulsory or permissive counterclaims against the Company, or (c) any rights that he has or may have to the aforesaid payments and benefits.

     3. Employee agrees that he will not seek reinstatement or apply for employment with the Company; notwithstanding the foregoing, the Company and the Employee may elect to enter into a consulting arrangement at some time in the future.

     4. With the exception of the Sony laptop computer and related peripherals set forth in Paragraph 1(h) of this Agreement, Employee hereby agrees that, within ten (10) calendar days of the Termination Date, he shall turn over to the Company all company equipment and property, including but not limited, to computers, printers, and related equipment, cell phones, pagers, Company AMEX cards, and keys, as well as original and copies of notes, correspondence, memoranda, records, documents, computer disks and files, and all other information or products, no matter how produced or reproduced, pertaining to the business of the Company, its affiliates, officers, and shareholders (the "Company Materials"), it being hereby acknowledged that all of





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said items are the sole and exclusive property of the Company. Employee's signature on this Agreement shall serve as a representation and warranty that Employee has not retained any originals or copies of Company Materials.

     5. The Employee acknowledges the provisions of paragraph 7 (Noncompetition), paragraph 8 (Confidential Information), paragraph 9 (Assistance with Claims) and paragraph 10 (Equitable Remedies) of his Employment Agreement with the Company, dated February 15, 1999 (the "Employment Agreement"). The Employee and the Company expressly agree that paragraphs 7, 8, 9 and 10 of the Employment Agreement are specifically incorporated by reference into this Agreement. A copy of paragraphs 7, 8, 9 and 10 of the Employment Agreement is annexed hereto as Exhibit A.

     6. Subject to the Company's obligations as set forth herein, and except for claims based upon a breach of this Agreement, in consideration of the promises contained in this Agreement and the payments set forth in Paragraph 1 hereof, Employee hereby releases and forever discharges the Company and its affiliates, and their respective officers, directors, shareholders, representatives, agents, employees, and insurers (hereinafter, together with the Company, collectively and individually the "Company Releasees") from any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys' fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity, which Employee has or claims, or might hereafter have or claim, against any Company Releasees based upon or arising out of any matter or thing whatsoever, from the beginning of the world through the date of this Agreement, including but not limited to any damages, harms, personal injuries or any rights, claims, complaints or actions or causes of action which were or could have been asserted by Employee arising out of or related to his work for the Company or his separation therefrom, or under any local, state, or federal law dealing with employment discrimination, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act and the Americans with Disabilities Act. However, and notwithstanding the foregoing, the Employee expressly does not release or discharge the Company from any claims, rights, demands, debts, dues, sums of money, accounts, complaints, actions and causes of action which are based upon indemnification to which Employee may be entitled pursuant to any applicable law or any directors' and officers' insurance policies with respect to actions asserted against Employee in his capacity as an officer of the Company by shareholders of the Company or others.

     7. Subject to the Employee's obligations as set forth herein, and except for claims based upon a breach of this Agreement, in consideration of the promises contained in this Agreement, the Company, on its own behalf and on behalf of the Company Releasees, hereby releases and forever discharges the Employee and his heirs, administrators, executors and legal representatives (hereinafter, together with the Employee, collectively and individually the "Employee Releasees") from any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys' fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity, which the Company has or claims, or might hereafter have or claim, against any Employee Releasee based upon or arising out of any matter or thing whatsoever, from the beginning of the world through the date of this Agreement,





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including but not limited to any damages, harms, personal injuries or any rights, claims, complaints or actions or causes of action which were or could have been asserted by the Company arising out of or related to the Employee's work for the Company, his activities while employed by the Company, his separation therefrom or the Employment Agreement. However, and notwithstanding the foregoing, the Company expressly does not release or discharge the Employee from any claims, rights, demands, debts, dues, sums of money, accounts, complaints, actions and causes of action which are based upon acts or omissions that involve breach of the fiduciary duty of the Employee to the company, his intentional misconduct, gross negligence and/or fraud. The Company represents and warrants that it is not presently aware of any claims which it may have against Employee that involve breach of the fiduciary duty of the Employee to the Company, his intentional misconduct, gross negligence and/or fraud, or any facts or actions on the part of the Employee upon which such claims could be based; however, the Employee expressly acknowledges that the Company has not conducted any investigation whatsoever into whether the Employee engaged in any conduct which could give rise to such claims by the Company.

     8. The Employee represents that he has not sued or commenced any proceeding, and, except for claims based upon a breach of this Agreement, and as otherwise expressly set forth in the second sentence of this Paragraph 8, hereby covenants and agrees not to sue, file any grievances or arbitration or commence any other proceeding, administrative or judicial, against the Company or the other Company Releasees, in any court of law or equity, or before any administrative agency, with respect to any matter arising from or relating to Employee's employment with the Company or his separation thereof. However, and notwithstanding the foregoing, the Employee expressly acknowledges that the Employee's covenant not to sue shall not apply to claims for indemnification to which Employee may be entitled pursuant to any applicable law or any directors' and officers' insurance policies with respect to actions asserted against the Employee in his capacity as an officer of the Company by shareholders of the Company or others.

     9. The Company, on its own behalf and on behalf of the Company Releasees, represents that it has not sued or commenced any proceeding, and, except for claims based upon a breach of this Agreement and as otherwise expressly set forth in the second sentence of this Paragraph 9, hereby covenants and agrees not to sue, file any grievances or arbitration or commence any other proceeding, administrative or judicial, against the Employee or the other Employee Releasees, in any court of law or equity, or before any administrative agency, with respect to any matter arising from or relating to Employee's employment with the Company or his separation thereof. However, the Employee expressly acknowledges that the Company's covenant not to sue shall not apply to claims involving breach of fiduciary duty, intentional misconduct, gross negligence and/or fraud, as set forth more fully in the last sentence of paragraph 7 of this Agreement.

     10. By entering into this Agreement, neither party admits, and each party specifically denies, any liability or wrongdoing, and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of avoiding costs of litigation and amicably resolving all matters in controversy, disputes and causes of action between Employee and the Company.





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     11. The Employee hereby covenants and agrees, as a condition of the
Company's performance of its obligations arising under this Agreement, that he
(i) has not disclosed and shall not disclose the terms of this Agreement to anyone, provided, however, that does not and shall not preclude disclosure to his counsel, immediate family members, certified financial advisors (if any), and provided further that this does not and shall not preclude disclosure under subpoena or other judicial or administrative orders or to the extent necessary to enforce the Agreement or to comply with applicable law; and (ii) has instructed or will instruct his counsel, immediate family members, certified financial advisors (if any), to whom he has disclosed or may disclose the terms of this Agreement not to disclose the terms and conditions of this Agreement to anyone. Employee further agrees that any violation or breach of the nondisclosure obligations shall give rise on the part of the Company to a claim for relief to recover from Employee, before a court of competent jurisdiction, any and all other amounts previously paid to or on behalf of Employee by the Company pursuant to this Agreement, but shall not release Employee from the performance of his obligations under this Agreement.

     12. The Company hereby covenants and agrees, as a condition of the Employee's performance of his obligations arising under this Agreement, that the Company (i) has not disclosed and shall not disclose the terms of this Agreement to anyone, provided, however, that does not and shall not preclude disclosure of its counsel, accountants, auditors or certified financial advisors (if any) and those at the Company who have a need to know, and provided further that this does not and shall not preclude disclosure under subpoena or other judicial or administrative orders, or as required under the federal or state securities laws or other rules or regulations of any exchange, or to the extent necessary to enforce the Agreement; and (ii) has instructed its counsel, accountants, auditors and certified financial advisors (if any) and those at the Company who have a need to know, to whom he has disclosed or may disclose the terms of this Agreement, not to disclose the terms and conditions of this Agreement to anyone.

     13. Employee shall not, directly or indirectly, disparage or make negative, derogatory or defamatory statements about the Company, its business activities, or any of its directors, officers, employees, affiliates, agents, or representatives, or any of them, to any person or business entity. Except pursuant to a subpoena validly issued or enforced by a court, arbitrator, agency, or other governmental body of competent jurisdiction, or in response to a valid investigative demand by a governmental body, Employee will not testify, consult, cooperate or otherwise communicate with any other person concerning any legal proceeding, judicial or administrative, against or adverse to the Company or an affiliate of the Company, actual or contemplated. Employee shall give the Company prompt notice (i.e., no later than five (5) business days following receipt) of any such subpoena or investigative demand before taking any action in response thereto.

         14. Employee recognizes that irreparable injury will result to the Company and its business in the event of any breach by Employee of any of the provisions of Paragraphs 11 and 13 of this Agreement and paragraphs 7, 8 and 9 of the Employment Agreement (attached hereto




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as Exhibit A). In the event of any breach of any of the commitments of Employee pursuant to paragraphs 11 and 13 of this Agreement or paragraphs 7, 8 and 9 of the Employment Agreement, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such commitments by Employee or by any person or persons acting for or with Employee in any capacity whatsoever.

     15. The Employee agrees to direct prospective employers to J. Joe Ricketts, Chairman and Chief Executive Officer of Ameritrade Holding Corporation, for any references concerning the Employee's work for the Company.

     16. The Employee agrees to cooperate fully with the Company, for whatever period of time that the Company deems reasonably necessary, to ensure a smooth transition of his duties.

     17. Employee expressly acknowledges that he has received more than adequate consideration in exchange for the release given in paragraph 6 of this Agreement and the other obligations of such party contained herein, and covenants that such party will not in any way seek to challenge this Agreement on the grounds of lack of consideration.

     18. Employee also expressly acknowledges that he has vested and exercisable stock options for 57,800 shares of stock of the Company, with a strike price of $15.3021 per share; pursuant to the Company's 1996 Long Term Incentive Plan, as amended, those vested and exercisable options shall expire on the three-month anniversary of the Termination Date. The Company represents and warrants to the Employee that the granting of all other stock options granted by the Company to Employee during the period of his employment, were approved in advance by the Board of Directors of the Company or a committee thereof composed of two or more non-employee directors within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). To exercise such options, Employee should contact either Sam Reed or Kelli Eickhoff in the Company's Compensation and Benefits group. Other than those set forth in this paragraph 18, Employee has no rights or entitlements whatsoever to any stock options or stock grants from the Company.

     19. This Agreement shall be binding upon and shall inure to the benefit of all parties hereto, and their respective heirs, assigns, administrators, executors and legal representatives, related and affiliated entities, and successors and assigns, as the case may be.

     20. If any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce the intent of this Agreement as modified.







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     21. This Agreement shall be construed in accordance with the laws of the
State of Nebraska, without regard to the conflict of law provisions of any state or jurisdiction. The parties hereby agree to submit to personal jurisdiction in Omaha, Nebraska and any dispute arising out of this Agreement shall be brought in either Nebraska State Court or the federal district court for the District of Nebraska.

     22. This Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original for all purposes.





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     23. Employee acknowledges that he has carefully read and fully understands the terms and provisions of this Agreement, that he has been advised of his right to consult with an attorney prior to signing this Agreement, that sufficient opportunity has been made available to him to consult with an attorney and to consider the terms of this Agreement and that he has availed himself of that right. Employee acknowledges that he was given twenty-one (21) days from the date of presentment of this Agreement to decide whether or not to enter into this Agreement and to waive his right to sue under the Age Discrimination in Employment Act. Employee further acknowledges that he had not relied upon any oral representation or statement by the Company or its representatives which is not set forth in this Agreement. Employee shall have the right to revoke this Agreement at any time up to seven (7) days following his execution of the Agreement. This Agreement shall not be enforceable or effective until after the seven-day revocation period has expired.

     24. This Agreement constitutes the entire understanding of the parties, supersedes all prior oral or written agreements, including the Employment Agreement -- with the exception of paragraphs 7, 8, 9 and 10 of the Employment Agreement, which are expressly incorporated by reference into this Agreement -- and cannot be modified except by a writing signed by both parties. This instrument, and the provisions of the Employment Agreement specifically incorporated by reference herein, constitute the entire agreement between the parties, and it may not be modified, nor any of its conditions waived, without express written agreement of the parties. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

                                 AMERITRADE HOLDING CORPORATION


                                 By: /s/ John Joe Ricketts
                                 ---------------------------------------
                                 Name:  J. Joe Ricketts
                                 Title:    Chief Executive Officer
Date: October 16, 2000

                                 /s/ Thomas K. Lewis
                                 ---------------------------------------
                                 Thomas K. Lewis
Date: October 11, 2000